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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2012

MarketAxess Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34091	52-2230784
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

299 Park Avenue New York, New York		10171
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 813-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 26, 2012, MarketAxess Holdings Inc. (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Euroclear S.A./N.V., a Belgian public limited company (“Euroclear”), pursuant to which the Company agreed to acquire all of the outstanding shares (the “Shares”) of Xtrakter Limited., a private company limited by shares formed under the laws of England and Wales and a wholly-owned subsidiary of Euroclear (“Xtrakter”), subject to the terms and conditions therein.

The aggregate consideration to be paid by the Company for the purchase of the Shares is £26.0 million (approx. $42.0 million) in cash (the “Purchase Price”), subject to a post-closing adjustment based on the net working capital of Xtrakter on the closing date. The closing of the transaction is subject to approval by the U.K. Financial Services Authority (the “FSA”), as well as other customary closing conditions. The Purchase Agreement contains customary warranties and covenants by Euroclear and the Company, including covenants by Euroclear regarding the operation of the business of Xtrakter prior to the closing and covenants by the Company to use commercially reasonable efforts to obtain the FSA approval. In connection with the Purchase Agreement, the Buyer is entering into a Transitional Services Agreement pursuant to which Euroclear will provide certain services to Xtrakter for up to two years on a transitional basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.

Date: November 1, 2012	By:	/s/ Richard M. McVey
Name: Richard M. McVey
Title: Chief Executive Officer

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